Exhibit 10.3

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of November 5, 2018, by and among Easterly Acquisition Corp., a Delaware corporation (the “Company”), Sirius International Insurance Group, Ltd., a Bermuda exempted company (“Sirius”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of July 29, 2015, and filed with the United States Securities and Exchange Commission on August 10, 2015 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (i) 6,750,000 warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (ii) 10,000,000 warrants to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, on June 23, 2018, that certain Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among Sirius, the Company and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of Sirius (“Merger Sub”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Sirius (the “Merger”), and, as a result of the Merger, the holders of Common Stock of Easterly shall become holders of Sirius’ common shares of par value U.S.$0.01 each (“Common Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Public Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Common Shares;

WHEREAS, pursuant to Section 2 of that certain letter agreement, by and among the Company, Sponsor and Sirius, dated as of June 23, 2018 (the “Sponsor Letter”), upon consummation of the Merger the Private Placement Warrants will be cancelled;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Sirius and Sirius wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.  Assignment and Assumption; Consent.

1.1  Assignment and Assumption.  The Company hereby assigns to Sirius all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Merger Agreement).  Sirius hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2  Consent.  The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Sirius pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by Sirius from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.  Amendment of Existing Warrant Agreement.  The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

2.1  Preamble.  The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Easterly Acquisition Corp., a Delaware corporation” and replacing it with “Sirius International Insurance Group, Ltd., a Bermuda exempted company limited”.  As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Sirius International Insurance Group, Ltd. rather than Easterly Acquisition Corp.

2.2  Recitals.  The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on July 29, 2015,  Easterly Acquisition Corp. (“Easterly”) entered into that certain Sponsor Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”) with Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 6,250,000 warrants (or up to 6,925,000 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of one dollar ($1.00) per Private Placement Warrant;

WHEREAS, pursuant to the Private Placement Warrants Purchase Agreement, in connection with the Offering (including the partial exercise by the underwriters of the Over-allotment Option in the Offering), the Sponsor purchased 6,750,000 Private Placement Warrants; and

WHEREAS, on August 4, 2015, Easterly consummated an initial public offering of 20,000,000 units, including 2,000,000 units pursuant to the underwriters’ partial exercise of their over-allotment option (collectively, the “Offering”), each such unit comprised of one share of Common Stock (as defined below) and half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 10,000,000 warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitled the holder thereof to purchase one share of common stock of Easterly, par value $0.0001 per share, (“Common Stock”), for $11.50 per share, subject to adjustment as described herein.  Only whole warrants are exercisable.  A holder of the Public Warrants will not be able to exercise any one-half of one Warrant unless it is combined with another one-half of one Warrant; and

WHEREAS,  Easterly filed with the Securities and Exchange Commission (the “Commission”) registration statements, No. 333-203975 and No. 333-205941, on Form S-1 (together, the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the shares of Common Stock included in the Units; and

WHEREAS, the Company, Easterly and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) are parties to that certain Agreement and Plan of Merger, dated as of June 23, 2018 (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into Easterly with Easterly surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, the holders of Common Stock shall become holders of holders of the Company’s common shares of par value U.S.$0.01 each (“Common Shares”) with each share of Common Stock exchanged for a fraction of a Common Share at the Exchange Ratio (as defined in the Merger Agreement); and

WHEREAS, on November 5, 2018, Easterly, the Company and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Easterly assigned this Agreement to the Company and the Company assumed this Agreement from Easterly; and

WHEREAS, pursuant to the Merger Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Merger Agreement), Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for Common Shares; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3  Reference to Common Shares.  All references to “Common Stock” or “shares of Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) (except for the references in the amended and restated recitals set forth above in Section 2.2) shall mean “Common Shares”.

2.4  Detachability of Warrants.  Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined terms “Business Day” and “Over-allotment Option” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5  Warrant Price.  The first sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company a fraction of a Common Share equal to the Exchange Ratio at the price per Common Share of (x) $11.50 divided by (y) the Exchange Ratio, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.”

2.6  Duration of Warrants.  Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“3.2  Duration of Warrants.  A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement.  Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.”

2.7  Issuance of shares of Common Stock on Exercise.  The third-to-last sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby deleted.

2.8  Redemption.  Section 6.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“6.1  Redemption.  Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of a Common Share reported has been at least (x) $18.00 divided by (y) the Exchange Ratio, (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the

Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.”

2.9  Notice.  The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda
Attention:        Gene Boxer
Email:              Gene.Boxer@siriusgroup.com “

3.  Miscellaneous Provisions.

3.1  Effectiveness of Warrant.  Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Merger Agreement) and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2  Successors.  All the covenants and provisions of this Agreement by or for the benefit of Sirius or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3  Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4  Applicable Law.  The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5  Examination of the Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6  Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.7  Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8  Entire Agreement.  This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Sirius, Easterly, and Merger Sub have duly executed this Agreement, all as of the date first written above.

EASTERLY ACQUISITION CORP.

By:		/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:		/s/ Allan L. Waters
	Name:	Allan L. Waters
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:		/s/ Erika Young
	Name:	Erika Young
	Title:	Vice President

[Signature page to Assignment, Assumption and Amendment Agreement]